Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2007

Minneapolis, MN, June 14, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced sales for fiscal 2007 totaled $160.4 million, an increase of 11.9% over fiscal 2006 sales of $143.3 million. Net income for fiscal 2007 was $8.1 million, equal to $0.79 per share, compared with fiscal 2006 net income of $8.9 million and earnings per share of $0.87. Net income for fiscal 2006 benefited from a litigation settlement gain of approximately $650,000, or $0.06 per share.

For the fourth quarter ended April 1, 2007, Hawkins reported sales of $39.7 million, up 8.8% from the $36.5 million for the comparable period a year ago. Net income for the fourth quarter of fiscal 2007 was $1.8 million, equal to earnings per share of $0.18, versus net income of $1.3 million, or earnings per share of $0.13, for the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2007 was positively impacted by LIFO inventory adjustments resulting from fluctuations in the cost and inventory levels of caustic soda combined with changes in product mix as compared to the prior year and an increase in interest income.

Gross margin as a percent of sales for the year ended April 1, 2007 was consistent with the prior year at 23.2%. The previously announced FDA issues within the Pharmaceutical segment and changes in product mix within the Industrial and Water Treatment segments negatively impacted margins, which were offset by LIFO inventory adjustments noted above.

Chief Executive Officer, John R. Hawkins, commented, “Hawkins experienced a nearly 12% increase in sales, which is indicative of the strength of our business. More specifically, the Water Treatment and Industrial segments grew 15.2% and 13.3%, respectively, driven by increased sales volumes and higher selling prices attributable to material cost increases.”

“Bottom line results, however, continue to be under pressure. While gross margins remained consistent, selling, general and administrative expenses have increased. As noted in the third quarter, the launching of the Enterprise Resource Planning (ERP) system has added significant costs primarily related to consulting and contractor fees. These expenses are expected to gradually decrease during fiscal 2008 as the ERP system is fine tuned and becomes fully functional.” Hawkins said.

Hawkins completed the fiscal year ended April 1, 2007 with approximately $28.3 million in cash and marketable securities, and no debt.

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical competence and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates sixteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 2, 2006, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended		Fiscal Years Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006

Sales	$39,705,074	$36,480,489	$160,405,080	$143,331,250

Cost of sales	31,459,035	29,161,573	123,168,103	110,112,108

Gross margin	8,246,039	7,318,916	37,236,977	33,219,142

Selling, general and administrative expenses	6,136,878	5,675,501	25,972,636	21,513,444

Litigation settlement				(1,056,520)

Income from operations	2,109,161	1,643,415	11,264,341	12,762,218

Investment income, net	684,144	272,923	1,692,332	892,289

Income before income taxes	2,793,305	1,916,338	12,956,673	13,654,507

Provision for income taxes	984,790	607,854	4,887,790	4,768,354

Net income	$1,808,515	$1,308,484	$8,068,883	$8,886,153

Weighted average number of shares outstanding – basic	10,171,496	10,171,496	10,171,496	10,199,194

Weighted average number of shares outstanding – diluted	10,180,040	10,171,496	10,173,719	10,211,834

Earnings per share - basic and diluted	$0.18	$0.13	$0.79	$0.87

Cash dividends declared per common share	$0.22	$0.20	$0.44	$0.40

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